CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the references to our firm in the Post-Effective Amendments No. 5 and No. 6 to the Registration Statement on Form N-1A of Rochdale
Investment Trust and to the use of our report dated May 19, 1999 on the financial statements and financial highlights of Rochdale Atlas Portfolio and Rochdale Magna Portfolio, each a series of shares of Rochdale Investment Trust. Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.

                                             /s/ Tait, Weller & Baker

                                             Tait, Weller & Baker


Philadelphia, Pennsylvania
January 11, 2000